Exhibit 3.2

FIRST AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

of

SERIES B PREFERRED STOCK

of

CERAGENIX PHARMACEUTICALS, INC.

a Delaware Corporation

Pursuant to Section 242 of the

Delaware General Corporation Law

Ceragenix Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the Board of Directors of the Company adopted the following resolution by written consent pursuant to Section 141 of the General Corporation Law as required by Section 151 of the General Corporation Law on June 9, 2009.

IT IS RESOLVED, That the Board hereby authorizes amending the Company’s Articles of Incorporation to increase the number of designated shares of Series B Preferred Stock by 60,000 shares to 435,000.

Section 1.2 of Article 1 of the Company’s Certificate of Designations, Preferences and Rights of Series B Preferred Stock is hereby amended in its entirety to provide as follows:

1.2           The Series B Preferred Stock will be a Series consisting of Four Hundred Thirty-Five Thousand (435,000) shares of the authorized and issued preferred stock and the face amount shall be Two Dollars and Twenty-Five Cents ($2.25) per share (the “Stated Value”).

Except as amended above, the Certificate of Designations, Preferences and Rights of Series B Preferred Stock shall be and remain the same and in full force and effect.

IN WITNESS WHEREOF the undersigned has executed this certificate as of June 18, 2009.

CERAGENIX PHARMACEUTICALS, INC.

By:	/s/ STEVEN S. PORTER

Steven S. Porter
Chief Executive Officer